NEWS RELEASE

CONTACTS:
Gary S. Maier/Crystal Chang Warner
Maier & Company, Inc.
(310) 442-9852

NEW DRAGON ASIA CORP. REPORTS
2005 SECOND FISCAL QUARTER RESULTS

-- Net Income Up 77.9 Percent for Six-Month Period; Sales Climb 8.3 Percent --

SHENZHEN, CHINA - August 4, 2005 - New Dragon Asia Corp. (Amex: NWD) today reported results for its second fiscal quarter ended June 25, 2005, reflecting an increase in net sales and net income.

Net income for the second fiscal quarter increased 83.3 percent to $988,000, or $0.02 per diluted share, from $539,000, or $0.01 per diluted share, a year earlier, supported by revenue growth and the positive impact of a tax refund related to government incentives in certain regions of China in which the company has operations. Net sales for the same period increased 5.2 percent to $9.0 million from $8.5 million a year earlier, reflecting strength of the company’s flour business.

Net income for the six-month period jumped 77.9 percent to $1.6 million, or $0.03 per diluted share, from $877,000, $0.02 per diluted share, a year earlier, primarily due to increased revenue growth. Net sales for the same period increased 8.3 percent to $17.3 million from $16 million last year.

“Results of the second fiscal quarter and six-month period reflect the ongoing benefits of increased flour production capacity, as well as selling and marketing investments to further leverage the company’s brand name and distribution strength,” said Li Xia Wang, chief executive officer.

She highlighted New Dragon Asia’s recent financing, which it completed subsequent to the end of the second quarter -- enabling the company to continue its acquisition program, support marketing efforts and focus on numerous opportunities within the food industry in China.

As previously announced, New Dragon Asia acquired the plant and machinery utilized for the production of soybean-derived products from a state-owned enterprise. The facility, located in Longkou City, Shangdong Province, China, had been operated by New Dragon Asia under a 10-year lease agreement. It has three production lines and aggregate annual production capacity of 3,000 tons of soybean protein powder and 1,500 tons of soybean milk powder.

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New Dragon Asia Corp.
2-2-2

New Dragon Asia commenced its soybean business on July 1, 2005.

The company announced last week the receipt of an initial order for approximately 13.2 tons of soybean protein powder from Coca-Cola (China) Beverages Ltd., based in Shanghai, China. New Dragon Asia indicated that the soybean operation is expected to generate revenues of approximately $5.0 million from Coca-Cola and other existing customers.

An increase in selling and distribution expenses for the second quarter and six-month period primarily reflects promotional costs in several key cities in China.

General and administrative expenses decreased by 12.7 percent to $405,000 from $464,000 a year earlier, primarily as a result of ongoing cost controls.

Wang emphasized that the company’s balance sheet remains very strong. At June 25, 2005, the company had working capital of $10.4 million compared with $7.4 million at June 25, 2004.

About The Company

New Dragon Asia Corp. is engaged in the milling, sale and distribution of flour and related products, including instant noodles and soybean-derived products, to retail and commercial customers throughout China. The company markets its well-established product line through a network of more than 200 key distributors and 16 regional offices in 27 Chinese provinces with an aggregate production capacity of approximately 110,000 tons of flour and more than 1.1 billion packages of instant noodles.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward- looking statements are based on current expectations or beliefs, including, but not limited to, statements concerning the company's operations and financial performance and condition. For this purpose, statements that are not statements of historical fact may be deemed to be forward-looking statements. The company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others, the impact of competitive products and pricing; changes in consumer preferences and tastes or perceptions of health-related issues; effectiveness of advertising or market-spending programs; changes in laws and regulations; fluctuations in costs of production, foreign exchange and interest rates; and other factors as those discussed in the Company's reports filed with the Securities and Exchange Commission from time to time.

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NEW DRAGON ASIA CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 25, 2005	JUNE 25, 2004	JUNE 25, 2005	JUNE 25, 2004

Net sales	$8,993	$8,547	$17,275	$15,945

Cost of goods sold	(7,584)	(6,986)	(14,374)	(13,051)
Gross profit	1,409	1,561	2,901	2,894

Selling and distribution expenses	(561)	(235)	(682)	(624)

General and administrative
expenses	(405)	(464)	(978)	(1,125)
Income (loss) from operations	443	862	1,241	1,145

Other income and expenses:
Interest expense	(1)	(33)	(1)	(72)
Interest income	—	1	—	13
Other income	796	113	798	441

Income (loss) before provision for
income taxes	1,238	943	2,038	1,527

Provision for income taxes	(258)	(412)	(511)	(658)

Income (loss) before minority
interest	$980	$531	$1,527	$869

Minority interest	8	8	33	8
Net income (loss)	$988	$539	$1,560	$877

Basic and diluted earnings (loss)
per common share	$0.02	$0.01	$0.03	$0.02

Weighted average shares used
to compute basic and diluted
earnings (loss) per common share	45,061	45,061	45,061	45,061